Exhibit 99.1

Greatbatch, Inc. Reports 2012 First Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--April 26, 2012--Greatbatch, Inc. (NYSE: GB) today announced results for its first quarter ended March 30, 2012:

  Sales increased 7% to a record $159.1 million, driven by the Micro Power acquisition.
  On an organic constant currency basis, sales decreased 6% due to lower customer product launches in our Orthopaedic and CRM product lines, partially offset by double-digit growth within our Vascular Access product line.
  GAAP and adjusted operating income reflect lower gross profit, due to production inefficiencies at our European Orthopaedic facilities, and increased investment in the development of medical devices. These factors were partially offset by better than expected results from our Micro Power acquisition.
  GAAP and adjusted diluted EPS were $0.19 per share and $0.37 per share, respectively.
  Successfully integrated Micro Power into our Electrochem business leveraging the core competencies of both organizations and establishing a solid foundation for future growth.
  Completed the acquisition of NeuroNexus Technologies in February 2012.
  Received two 510(k) clearances and one CE Mark for medical devices developed under the Greatbatch name.

	Three Months Ended
(Dollars in thousands, except per share data)	March 30,	April 1,	%	Dec. 30,	%
	2012	2011	Change	2011	Change
Sales	$159,103	$148,834	7%	$141,746	12%

GAAP Operating Income	$11,198	$17,966	-38%	$12,542	-11%
GAAP Operating Income as % of Sales	7.0%	12.1%		8.8%

Adjusted Operating Income*	$15,515	$18,723	-17%	$15,748	-1%
Adjusted Operating Income as % of Sales	9.8%	12.6%		11.1%

GAAP Diluted EPS	$0.19	$0.51	-63%	$0.24	-21%
Adjusted Diluted EPS*	$0.37	$0.46	-20%	$0.39	-5%

*	Refer to Tables A and B at the end of this release for a reconciliation of GAAP to adjusted amounts.

CEO Comments

“As expected, first quarter operating results were below the prior year given tough comparables within our CRM and Orthopaedic product lines and the planned increased investment in the development of complete medical devices,” stated Thomas J. Hook, President & CEO, Greatbatch, Inc. “With that said, we did experience operational issues during the quarter within our European Orthopaedic facilities which are aggressively being addressed as part of our plan initiated in 2011 to enhance, optimize and further leverage our Orthopaedic operations. We expect our results to improve as the year progresses driven by moderate growth in our underlying markets in the second half of the year, further commercialization of our medical device pipeline, and operational improvements that will come from further integration of our recent acquisitions and consolidation of our Orthopaedic operations.”

Hook continued, “During the quarter, our medical device initiatives continued to gain traction as program regulatory milestones were achieved and product commercialization efforts continued. While these programs create heavy demands upon resources within the Company and drive increased RD&E expenses, they also will deliver renewed organic growth within our Greatbatch Medical and Electrochem businesses over the longer run.

Despite the slower growth in our underlying markets, we are positioned to implement a more aggressive growth strategy to drive increased revenue and profits. This growth will primarily come from three areas – Core Business, Targeted Acquisitions and Innovative Medical Devices – and will drive increased revenue and profits. More importantly, our technology, capabilities and world-class reputation provide us with the tools we need to make this new strategy successful.”

CFO Comments

“First quarter operating results were below the prior year, which included the benefit of customer product launches and inventory builds both in our CRM and Orthopaedic product lines,” commented Thomas J. Mazza, Senior Vice President & CFO. “Additionally, our gross profit margin was negatively impacted by the incremental revenues from our acquisitions which had lower gross profit margins in comparison to our legacy businesses, as well as production inefficiencies at our European Orthopaedic facilities. We expect our gross profit margin to progressively improve over the remainder of 2012 as these operational issues are addressed and sales volumes improve.

We are pleased to report that the integration of Micro Power into the Electrochem business is progressing ahead of our initial expectations and has been well received by our customers and associates. Our integration is leveraging the core competencies of both companies with the combined organization truly being more valuable than the sum of the parts. Additionally, the implementation of a single global ERP system will provide complete back-office integration of our operations and administration functions, giving us enhanced oversight of our business performance.”

First Quarter Results

First quarter 2012 sales increased 7% over the prior year period to a record $159.1 million. This increase was primarily driven by our acquisitions, which added $20.9 million to sales, as well as an 11% increase in Vascular Access revenue. First quarter results also included the impact of foreign currency exchange rate fluctuations, which lowered sales by approximately $1 million in comparison to the prior year. On an organic constant currency basis, sales for the first quarter declined 6% versus the prior year due to the tough comparables within our CRM and Orthopaedic product lines, which included the benefit of customer product launches and inventory builds in 2011.

Gross profit was $46.9 million, or 29.5% of sales, in the first quarter of 2012, compared to $47.2 million, or 31.7% of sales, for the comparable 2011 period. Cost of sales for the first quarter of 2012 included $0.5 million of inventory step-up amortization in connection with our Micro Power acquisition completed in December 2011. Excluding this amortization, gross profit as a percentage of sales was 29.8% for the first quarter 2012. In comparison to the prior year, our gross profit margin was negatively impacted by the additional revenue from our acquisitions, which had lower gross profit margins in comparison to our legacy businesses, as well as by production inefficiencies at our European Orthopaedic facilities.

Selling, general and administrative (“SG&A”) expenses increased $0.4 million to $19.0 million, or 12.0% of sales, for the first quarter of 2012 from $18.6 million, or 12.5% of sales, for the same period of 2011. The majority of this increase can be attributed to our acquisitions, which added $2.6 million to SG&A, partially offset by reduced performance-based compensation.

Net research, development and engineering costs (“RD&E”) for the 2012 first quarter increased $3.5 million to $13.9 million from $10.4 million for the comparable 2011 period. RD&E as a percentage of sales was 8.7% for the first quarter of 2012, which is consistent with our long-term guidance of 8.5% to 9.0% of sales. First quarter 2012 results included lower cost reimbursements from customers of $1.0 million, primarily due to the timing of the achievement of contractual milestones on customer projects. Additionally, during the first quarter of 2012, we incurred $7.0 million of RD&E expenses related to the development of medical devices compared to $4.8 million for 2011. It is important to note that we are currently in various stages of production and development on over 15 medical devices, including both our own initiatives, as well as OEM customer discrete projects. Included in these amounts were approximately $1.0 million and $0.6 million, respectively, of design verification testing (“DVT”) costs in connection with QiG Group’s development of a neuromodulation platform.

GAAP operating income for the first quarter of 2012 was $11.2 million, compared to $18.0 million for the 2011 first quarter. Additionally, adjusted operating income was $15.5 million, or 9.8% of sales in the first quarter of 2012, compared to $18.7 million, or 12.6% of sales, for the comparable 2011 period. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The 2012 first quarter effective tax rate was 27.0% compared to 33.0%, for the same period of 2011. The 2012 effective tax rate includes the benefit of the resolution of various tax audits during the quarter partially offset by the lapse of the R&D tax credit at the end of 2011. We currently expect our 2012 annual effective rate to be approximately 36%, which does not include the benefit of the R&D tax credit.

GAAP and adjusted diluted EPS for the first quarter 2012 were $0.19 and $0.37 per share, respectively, compared to $0.51 and $0.46 per share, respectively, for the first quarter 2011. The 2011 GAAP amount includes a $4.5 million ($3.0 million net-of-tax) gain from the sale of a cost method investment. Refer to Table B at the end of this release for a reconciliation of GAAP net income to adjusted net income and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the first quarter of 2012 were breakeven, but are expected to return to their normalized level starting with the second quarter of 2012. The decrease of approximately $25 million from the prior year first quarter was primarily due to our lower operating income, the payment of a higher level of performance-based compensation in 2012 based upon 2011 results, and the timing of receipt of payment from one of our larger OEM customers, which has been subsequently collected.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	March 30,	April 1,	%	Dec. 30,	%
Product Line	2012	2011	Change	2011	Change
Greatbatch Medical
CRM/Neuromodulation	$75,135	$78,037	-4%	$77,198	-3%
Vascular Access	11,636	10,474	11%	12,459	-7%
Orthopaedic	31,046	39,589	-22%	31,635	-2%
Total Greatbatch Medical	117,817	128,100	-8%	121,292	-3%
Electrochem	41,286	20,734	99%	20,454	102%
Total sales	$159,103	$148,834	7%	$141,746	12%

Greatbatch Medical

CRM and Neuromodulation sales of $75.1 million for the first quarter 2012 decreased 4% compared to the prior year period. During the quarter, CRM revenue continued to be impacted by the overall slowdown in the underlying market. Additionally, first quarter 2011 CRM sales included the benefit of customer inventory builds to support their product launches, which did not reoccur in the 2012 period.

First quarter 2012 sales for our Vascular Access product line increased 11% to $11.6 million, compared to prior year sales of $10.5 million. This increase was primarily due to increased introducer sales as a result of a combination of market growth and new business.

Orthopaedic product line sales of $31.0 million for the first quarter 2012 declined 22% (19% constant currency) from the $39.6 million for the first quarter of 2011. Foreign currency exchange rate fluctuations decreased Orthopaedic revenue by approximately $1 million in the first quarter of 2012 in comparison to the prior year. The remaining decline in first quarter 2012 Orthopaedic sales in comparison to 2011 was a result of fewer customer product launches and product development opportunities. In comparison to the sequential 2011 fourth quarter, Orthopaedic constant currency revenue declined 1%.

Electrochem

First quarter 2012 sales for the Electrochem business segment increased $20.6 million to $41.3 million versus $20.7 million for the comparable 2011 period. First quarter 2012 Electrochem sales included $20.6 million of revenue related to the acquisition of Micro Power in December 2011. On an organic basis, Electrochem revenue was consistent with the prior year despite tough comparables with the first quarter of 2011, which included the benefit of customer inventory restocking.

Financial Guidance

At this time, we are reaffirming our sales, adjusted operating income as a percentage of sales and adjusted diluted EPS guidance ranges provided at the beginning of the year as follows:

Sales	$645 million - $665 million
Adjusted Operating Income as a % of Sales	11.5% - 12.5%
Adjusted Diluted EPS	$1.75 - $1.85

As indicated last quarter, we expect revenue for Greatbatch Medical for the first half of 2012 to be below 2011 levels, but rebound in the second half of the year as comparisons ease, the underlying markets improve and as we further commercialize our medical device pipeline. Given the softness that we are seeing in our Orthopaedic product line, achieving the revenue growth assumptions previously provided for that product line is proving to be more difficult than originally contemplated. With that said, we still expect to achieve our 13% to 17% growth guidance for total sales set at the beginning of the year given the diversification within our revenue base. Additionally, we expect to see operational improvements as the year progresses which will come from further integration of our recent acquisitions and optimization of our Orthopaedic operations, as well as from the various cost cutting measures management has available.

Conference Call

The Company will host a conference call on Thursday, April 26, 2012 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. ET on April 26, 2012 until May 3, 2012. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 23571473.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses), (ix) gain/loss on the sale of investments and (x) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

A reconciliation of GAAP operating income to adjusted amounts is as follows (in thousands):

	Three Months Ended
	March 30,	April 1,
	2012	2011
Operating income as reported	$11,198	$17,966
Adjustments:
Inventory step-up amortization (COS)	532	-
Medical device DVT expenses (RD&E)	1,040	590
Consolidation and optimization costs	1,568	239
Integration expenses	943	-
Asset dispositions and other	234	(72)
Adjusted operating income	$15,515	$18,723
Adjusted operating margin	9.8%	12.6%

Table B: Net Income and Diluted EPS Reconciliation

A reconciliation of GAAP net income and diluted EPS to adjusted amounts is as follows (in thousands, except per share amounts):
	Three Months Ended
	March 30,	April 1,
	2012	2011
Income before taxes as reported	$6,119	$17,827
Adjustments:
Inventory step-up amortization (COS)	532	-
Medical device DVT expenses (RD&E)	1,040	590
Consolidation and optimization costs	1,568	239
Integration expenses	943	-
Asset dispositions and other	234	(72)
Gain on sale of cost method investment	-	(4,549)
CSN conversion option discount amortization	2,221	2,062
Adjusted income before taxes	12,657	16,097
Adjusted provision for income taxes	3,940	5,278
Adjusted net income	$8,717	$10,819
Adjusted diluted EPS	$0.37	$0.46
Number of shares	23,848	23,587

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended
	March 30,	April 1,
	2012	2011

Sales	$159,103	$148,834
Cost of sales	112,215	101,664
Gross profit	46,888	47,170
Operating expenses:
Selling, general and administrative expenses	19,034	18,649
Research, development and engineering costs, net	13,911	10,388
Other operating expenses, net	2,745	167
Total operating expenses	35,690	29,204
Operating income	11,198	17,966
Interest expense	4,359	4,274
Interest income	-	(8)
Gain on sale of cost method investment	-	(4,549)
Other expense, net	720	422
Income before provision for income taxes	6,119	17,827
Provision for income taxes	1,652	5,883
Net income	$4,467	$11,944

Earnings per share:
Basic	$0.19	$0.51
Diluted	$0.19	$0.51

Weighted average shares outstanding:
Basic	23,420	23,200
Diluted	23,848	23,587

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	March 30,	December 30,
	2012	2011
Current assets:
Cash and cash equivalents	$9,534	$36,508
Accounts receivable, net	116,374	101,946
Inventories	112,450	109,913
Refundable income taxes	213	1,292
Deferred income taxes	7,394	7,828
Prepaid expenses and other current assets	6,983	7,469
Total current assets	252,948	264,956
Property, plant and equipment, net	150,900	145,806
Amortizing intangible assets, net	100,075	100,258
Indefinite-lived intangible assets	20,828	20,288
Goodwill	349,471	338,653
Deferred income taxes	2,526	2,450
Other assets	10,243	8,936
Total assets	$886,991	$881,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,690	$40,665
Deferred income taxes	877	845
Accrued expenses	29,577	52,539
Total current liabilities	78,144	94,049
Long-term debt	238,639	235,950
Deferred income taxes	76,099	75,203
Other long-term liabilities	10,732	8,862
Total liabilities	403,614	414,064
Stockholders’ equity:
Preferred stock	-	-
Common stock	24	23
Additional paid-in capital	312,872	307,196
Treasury stock	-	(1,387)
Retained earnings	156,989	152,522
Accumulated other comprehensive income	13,492	8,929
Total stockholders’ equity	483,377	467,283
Total liabilities and stockholders’ equity	$886,991	$881,347

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com